Exhibit 10.1

TURNKEY DESIGN AND MANUFACTURING AGREEMENT

THIS TURNKEY DESIGN AND MANUFACTURING AGREEMENT (“Agreement”), effective this 1 day of July 2003 (the “Effective Date”), is made and entered into by and between XPLORE TECHNOLOGIES CORPORATION of AMERICA and its subsidiaries and affiliates (“XPLORE”), a Delaware corporation having its principal place of business at 14000 Summit Drive, Suite 900, Austin, Texas 78728 U.S.A. and WISTRON CORPORATION (“WISTRON”), and its subsidiaries and affiliates, a Taiwan corporation having its principal place of business at 21F, 88, Sec. 1, Hsin Tai Wu Rd., Hsichih, Taipei Hsien 221, Taiwan, R.O.C.

W I T N E S E T H :

WHEREAS, XPLORE is proceeding to develop ruggedized mobile PC computer tablet(s) for its next generation of Products (as defined herein); and

AND WHEREAS WISTRON desires to provide to XPLORE design, manufacturing and support services in respect of the Products and sell to XPLORE the Products;

NOW, THEREFORE, intending to be legally bound hereby, XPLORE and WISTRON agree as follows.

1.                                      DEFINITIONS

Defined terms used in this Agreement shall have the meaning set forth below:

1.1                               “Class Failure” shall mean the occurrence of (i) a Material Defect, experienced in test or in the field, in greater than two and one-half percent (2.5%) monthly of all Products purchased by XPLORE hereunder over a rolling ninety (90) day period, or (ii) a defect in the Products causing a safety hazard which threatens life, equipment or property.

1.2                               “Dead on Arrival” shall mean any Products that are discovered to contain a Material Defect or non-conformance to Product Specification within thirty (30) calendar days from the WISTRON invoice date.

1.3                               “Deliverable(s)” shall mean the design and/or work product, including Material, resulting from performance of the Design Services as set forth on the Statement of Work in Exhibit A.

1.4                               “Design Process” shall mean any Material created by WISTRON in executing to this Agreement that relates to the implementation of the Design Services or any Deliverable.

1.5                               “Design Services” shall mean the product design, development and redesign services in respect of the Products, including but not limited to those services facilitating fabrication, tooling, fixtures, documentation, assembly, soldering production and delivery.

1.6                               “Data Package” shall mean all Documentation and/or Materials either created or designed by either or both Parties under this Agreement, which are fisted under Exhibit H.

1.7                               “Documentation” shall mean user manuals, training materials, product descriptions, drawings and specifications, technical manuals, supporting materials, import/export control documents and other information relating to any Product, is shipped by WISTRON.

1.8                               “End-of-Life of XPLORE Product” shall mean any XPLORE Product the production of which is discontinued by XPLORE, as the Parties mutually agree as defined in Section 4.17.

1.9                               “End-User” shall mean any party that purchases Products from XPLORE, directly or indirectly through Resellers and Distributors, for such party’s own internal use and not for redistribution.

1.10                        “Equipment” shall mean tooling, tools, samples, consigned materials or components, molds, and dyes required to produce Product.

1.11                        “Hardware” shall mean components and subassemblies that go into the Products.

1.12                        “Intellectual Property Rights” shall mean all forms of intellectual property rights and protections that may be obtained in respect of the Products, and Documentation and includes, without limitation:

(i)                                     All right, title and interest in and to all Letters Patent and all filed, pending or potential applications for Letters Patent, including any reissue, reexamination, division, continuation or continuation-in-part applications throughout the world now or hereafter filed;

(ii)                                  All right, title and interest in and to all trade secrets, and all trade secret rights and equivalent rights arising under common law, state law, federal law and laws of foreign countries;

(iii)                               All right, title and interest in and to all mask works, copyrights, other literary property or authors’ rights, whether or not protected by copyright or as a mask work, under common law, state law, federal law and laws of foreign countries; and

(iv)                              AII right, title and interest in and to all proprietary indicia, trademarks, trade names, symbols, logos and/or brand names under common law, state law, federal law and laws of foreign countries.

1.13                        “Lead Time” shall mean the time period between the acceptance by WISTRON of a Purchase Order and the ship date of the Products ordered under such Purchase Order.

1.14                        “Manufacturing Services” shall mean pre-production manufacturing engineering, and prototype and first article manufacturing, and finished product volume manufacturing of any Product.

1.15                        “Marks” shall mean all proprietary indicia, trademarks, trade names, logos and/or brand names either party may adopt from time to time to identify themselves, the Products or any related parties or materials. XPLORE will notify WISTRON in writing of all proprietary Marks as indicated above.

1.16                        “Material” shall mean: (a) any net list, schematic, diagram, circuitry, technology, invention, idea, discovery, improvement, design, concept, technique, algorithm, formula, method, process, configuration, mechanism, model, system, network, data, plan, library, work of authorship, file, media, record, report, copy, pictorial work, graphic work, audiovisual work, hardware, firmware, computer interface (including for example but not limited to programming interfaces), computer language, computer protocol, computer software program or application (irrespective of whether source code or object code), flow chart, blueprint, drawing. graph, information, material, research or development, irrespective of whether patentable, or (b) any portion, copy or extract of such Material, irrespective of whether in tangible or intangible form, and irrespective of such Material’s media.

1.17                        “Material Defect” shall mean any malfunction, error or other defect in a Product(s) that constitutes a nonconformity with the Specifications and where such nonconformity causes such Product(s) to fail to meet form, fit and/or function requirements for such Product(s) under conditions of normal use.

1.18                        “Normal and Customary Actions” shall mean all actions associated with design technique or implementation and should be assumed as part of WISTRON effort and agreed upon fee schedule, including without limitation value engineering part reduction, fastening schemes or alternate material selection.

1.19                        “Object Code” shall mean machine-readable program code that is expressed in a form that is not generally suitable for modification by humans without reverse engineering.

1.20                        “Parties” shall mean XPLORE and WISTRON.

1.21                        “Party” shall mean either XPLORE or WISTRON.

1.22                        “Plant Shutdowns” shall mean those incidents where WISTRON’s manufacturing plant or WISTRON’s subcontractor’s plants has published down-time or holiday schedules resulting in plant closures. WISTRON will notify XPLORE via Email or FAX of holiday or plant shut downs at least forty-five (45) days before they are planned to occur. The plant shutdowns are not to occur more than two times per year, each period not to exceed 10 calendar days.

1.23                        “Product Requirements Document” or “PRD” shall mean the technical requirements provided by XPLORE for the Deliverables, as set forth in Exhibit C.

1.24                        “Products” shall mean products jointly developed by XPLORE and WISTRON under this Agreement, as further described in the PRO. As mutually agreed, XPLORE may add Products to Exhibit C during the term of this agreement.

1.25                        “Purchase Order” shall mean a written or electronic purchase order that is delivered to WISTRON in accordance with Section 4.5.

1.26                        “Purchase Price” shall mean the amount to be paid by XPLORE for the Products as determined in accordance with Exhibit E.

1.27                        “Reseller” or “Distributor” shall mean any party that purchases Products from XPLORE either directly or indirectly for such parties’ own use or for resale to the End-User.

1.28                        “Safety Standard Change” shall mean changes made to the Products required to conform the Products to all applicable governmental and regulatory agency requirements.

1.29                        “Software” shall mean each software program in Object Code form included as part of the Products.

1.30                        “Source Code” shall mean program code expressed in a form suitable for modification by humans.

1.31                        “Specifications” shall mean the specifications applicable to the Products as set forth in the PRD.

1.32                        “Statement of Work” or “SOW” - shall mean a documented description of the work and services to be performed by WISTRON as set forth in Exhibit A.

1.33                        “Term” shall mean the period beginning on the Effective Date and terminating on the date this Agreement is terminated under the conditions specified in Section 12.

2.                                      PURPOSE OF THIS AGREEMENT

This Agreement sets forth the terms and conditions for the design, development, pre-production manufacturing engineering, prototype, first article manufacturing, and finished product volume manufacturing and services related to Products.

3.                                      SERVICES AND PAYMENTS FOR SERVICES

3.1                               Design Services

As set forth in Exhibit D, XPLORE shall reimburse WISTRON as defined within the milestone schedule in the SOW, WISTRON guarantees that the Product meets specifications and the criteria set forth in the PRD.

A complete Data Package as specified in Exhibit H must he delivered in its specified format to XPLORE at production release.

3.1.1                     Failure to Deliver XPLORE Specifications or Change in Scope After PRD Locked

In the event XPLORE fails to deliver the Specifications for the Product in accordance with the PRD in Exhibit C, or makes changes to the Specifications after the PRD is locked as defined by the milestone schedule in the SOW, WISTRON may negotiate with XPLORE a new delivery schedule and associated costs for delivery of the Design Services.

The Parties agree that Normal and Customary Actions apply.

3.1.2                     Acceptance of Design Deliverables

Unless otherwise agreed upon by the parties, within thirty (30) days from the receipt by XPLORE or WISTRON of any Deliverable pursuant to Exhibit A or Exhibit C, XPLORE and WISTRON shall provide written notice to each other of any failure of any Deliverable which deviates from the Specifications. WISTRON and XPLORE shall review the deviations and WISTRON will use commercially reasonable efforts to correct any nonconformity with the Specifications and provide the other Party with a revised deliverable within thirty (30) days. If after a subsequent 30 days, the WISTRON deliverable does not conform to specifications, then the Parties will mutually discuss and agree on a discount plan for the associated milestone payment as specified in Exhibit D.

Notwithstanding the above provisions, if WISTRON does not achieve Acceptance of Design Deliverables as specified above, then a material breach would have occurred due to WISTRON’S non-performance and the provisions of Section 12.4 apply.

3.2                               “Design Services” and “Manufacturing Services” Payments

Payment for Design Services and Manufacturing Services will be made as set forth in Exhibit D. The Parties agree that the NRE and tooling payment schedules represent “not to exceed” prices. Purchase orders for the agreed upon Design Services and Manufacturing Services shall be made by XPLORE to WISTRON in US Dollars. WISTRON will invoice XPLORE for the Design Services and Manufacturing Services milestones in Exhibit D. The payments will be made via wire transfer to WISTRON specified bank account within five (5) business days after XPLORE acceptance of the milestone and receipt of invoice(s).

XPLORE has the right to review all tooling costs, evaluate and approve all tooling vendors, and review and approve all tooling materials used as it relates to the Product. WISTRON agrees to provide “open book pricing” to XPLORE for all tooling elements as referenced in Exhibit D for the Products, including all cost savings. Likewise, tooling costs greater than items referenced in the tooling schedule in Exhibit D will require approval in writing from XPLORE before WISTRON produces said tool. All tooling associated with the production of Products either at WISTRON or its subcontractor(s) will be the property of XPLORE’s.

4.                                      TERMS OF PURCHASE OF PRODUCTION PRODUCTS BY XPLORE

4.1                               Terms and Conditions

All purchases of Products by XPLORE from WISTRON during the Term shall be subject to the terms and conditions of this Agreement unless agreed to in writing by both Parties.

4.2                               Purchase Price

Throughout the Term, the Purchase Price for any Product and Accessories purchased hereunder shall be as set forth in Exhibit E attached hereto. For the first twelve (12) months following Product release to volume production, the Purchase Price will remain fixed for each product configuration but will be further reduced by volume pricing incentives as specified in Exhibit E to establish the actual Purchase Price for the next month of production. Production volumes are based on the total number of Product units shipped not by specific product configurations. Beginning with the second year and subsequent years of volume production for the Product. The Purchase Price automatically includes applicable cost reduction defined in Section 7.9 plus the application of the volume incentives as specified in Exhibit E.

The parties agree to review the volume incentive schedule at mutually agreeable intervals, but at a minimum once per year, for the application to the Purchase Price. It is further understood between the Parties that the formulation of volume incentive discounts is an equitable combination of actual cost reduction plus economic benefits of volume production quantities for the establishment of an updated volume incentive schedule.

4.2.1                     Cost Reduction

WISTRON shall make available to XPLORE a cost table listing which includes its major components and assemblies for each Product so that XPLORE can assist in cost reduction efforts defined in Section 7.9 for the Products. In addition, WISTRON will share and help implement its detailed action plans for product cost reduction efforts.

4.3                               Payment

Full payment of the Purchase Price for each Product or Accessories (including any freight, taxes or other applicable costs initially paid by WISTRON but to be borne by XPLORE) shall be made by XPLORE to WISTRON in United States dollars, net thirty (30) calendar days from XPLORE’s receipt of an invoice from WISTRON which follows shipment. WISTRON will not invoice XPLORE unless shipment occurs pursuant to Section 4.8. XPLORE agrees to pay one percent (1.0%) monthly interest on all late payments as per Exhibit D. XPLORE will issue an irrevocable standby letter of credit or Assignment of Receivable (AoR) in an amount equivalent to its product requirement for the initial 60 days of production. In the event that XPLORE fails to pay within the agreed 30 days other than amounts in dispute or subject to credits, WISTRON shall have the right to draw on the letter of credit or AoR to effect payment of its account. As XPLORE’s production requirement increases, additional letters of credit shall be issued to maintain an amount equivalent to the production requirement for the next 60 days. After six (6) months following production release, WISTRON and XPLORE will review payment terms with the objective of removing the requirement for letter of credit. The irrevocable standby letter of credit will terminate after six (6) months following production release provided that XPLORE is current on its payments.

4.3.1                     Payment for Unique or Long-Lead Inventory

XPLORE will put in place a Letter of Credit in the amount of $200,000 to cover unique inventory for six (6) months to he set up thirty days prior to mass production and to last for six (6) months into production. WISTRON shall have the right to draw on the letter of credit to effect payment in the event said unique material is deemed obsolete. After six (6) months following production release, WISTRON and XPLORE will review payment terms with the objective of removing the requirement for letter of credit.

4.4                               Taxes

XPLORE’s Purchase Price does not include any foreign, federal, state or local sales, use or other similar taxes, however designated, levied against the sale, licensing, delivery or use of the Products. XPLORE shall pay, or reimburse WISTRON for, all such taxes imposed on XPLORE or WISTRON; provided, however, that XPLORE shall not be liable for any taxes based on WISTRON’s net income or capital. When WISTRON has the legal obligation to collect such taxes, the appropriate amount shall he added to XPLORE’s invoice and paid by XPLORE unless XPLORE provides WISTRON with a valid tax exemption certificate authorized by the appropriate taxing authority. XPLORE shall promptly notify WISTRON of any amendment or revocation of such certificate.

4.5                               Purchase Order Procedure

All orders for Products submitted by XPLORE shall be initiated by a Purchase Order sent to WISTRON and requesting a delivery date. These purchase orders shall include, at a minimum, a) the WISTRON part number; b) a description of the product; c) the product quantity; d) the Product price; e) the requested delivery date of the Product (“Scheduled Delivery Date”); f) logistics shipping preference; g) a reference to the Agreement and h) any other instructions or requirements reasonably requested by XPLORE. If a purchase order submitted by XPLORE (i) conforms to the requirements of this Agreement, (ii) contains a Product order for the price or prices specified in Exhibit E, (iii) does not purport to make a change to any of the terms of this Agreement, and (iv) has a commercially reasonable delivery date for the quantities specified, then WISTRON shall acknowledge and accept the purchase order using reasonable best efforts within two (2) business days but in any case not to exceed five (5) business days of receipt. If XPLORE is not notified of WISTRON’s acceptance or proper rejection within two (2) business days of receipt of the Purchase Order by WISTRON, the Purchase Order shall be deemed accepted by WISTRON. Nothing contained in any Purchase Order shall in any way modify this Agreement or add any additional terms or conditions thereto, except as otherwise agreed in writing by the Parties. Notwithstanding the foregoing, in the event Products are greater than thirty (30) days late from the accepted delivery dates on accepted Purchase Orders by WISTRON, then XPLORE will receive a 2% discount on the Product for every week that the Product is late up to 8 weeks for a maximum discount of 16% on the next Product delivery of an equivalent quantity of Products. After 8 weeks, XPLORE has the right to declare Non-Performance as specified in Section 12.4 and subsequently may cancel the Purchase Order and the associated liabilities with no penalty.

4.6                               Forecast

XPLORE shall, on a monthly basis, provide WISTRON with a six (6) month rolling projection of orders by XPLORE of the Products (“Forecast”). The initial Forecast shall be delivered to WISTRON within sixty (60) calendar days prior to initial production. Notwithstanding any other provision contained herein, the parties acknowledge and agree that the Forecast can in no way he construed as a commitment on XPLORE’s part to purchase any Products. XPLORE shall also have the right to increase or decrease Forecast quantity by the quantities listed in the chart set forth in Section 4.10 of this Agreement.

4.7                               Lead Time.

To facilitate WISTRON’s production scheduling, XPLORE shall submit Purchase Orders to WISTRON consistent with a Lead Time of forty five (45) calendar days for volumes within the Forecast. In the event that the volume of Products ordered by XPLORE during any calendar quarter exceeds the volume projected by XPLORE in the Forecast, WISTRON shall ship such excess volume of Products consistent with a Lead Time of forty five (45) calendar days; provided, however, WISTRON shall use reasonable best efforts to reduce the Lead Time for such excess volume to twenty (20) calendar days. WISTRON shall use reasonable best efforts to reduce all Lead Times during the Term, including, without limitation, implementing such demand-pull or direct ship programs as reasonably requested by XPLORE. The Parties shall meet at mutually agreeable intervals during the Term to review, in good faith, the Lead Times, including, without limitation, reviewing material management procedures with WISTRON’s suppliers, including demand-pull or direct ship programs. For long lead list of parts, the Parties will mutually review these parts and determine which parts get ordered as a risk purchase. XPLORE will give written authorization to WISTRON and approve the purchase and specified quantity of these long lead parts. Long lead materials not consumed within 6 months will be purchased by XPLORE provided that these parts could not be consumed by other products manufactured by WISTRON.

4.8                               Shipping

All Purchase Prices are FCA WISTRON’s manufacturing plant in Taiwan. All Products delivered pursuant to the terms of this Agreement shall be packed pursuant to the packaging requirements set forth in the SOW, marked for shipment to an address designated by XPLORE, and delivered to a carrier designated by XPLORE, or if no carrier is designated by XPLORE to a carrier chosen by WISTRON, F.O.B., WISTRON’s manufacturing plant. XPLORE requires a shipment acknowledgment via FAX or Email attachment which contains the Purchase Order number, the quantity and type of product shipped, including serial numbers, the customer address and contact information, and shipment carrier with tracking numbers. Upon delivery to the carrier, risk of loss with respect to the Products (and title to the Hardware included in such Products) shall pass to XPLORE. All freight, insurance and other shipping expenses shall be paid by XPLORE. Items shipped after their scheduled shipment date plus 2 business days will be shipped by WISTRON on an expedited basis (primarily air freight) with the surcharge for such expedited delivery being at WISTRON’s sole expense. Provided that XPLORE places orders for Products for delivery within the applicable Lead Times as per Section 4.7, WISTRON shall, in the aggregate during each calendar quarter, deliver at least ninety-five percent (95%) of the Products so ordered by the XPLORE specified delivery date. In the event WISTRON fails for two consecutive calendar year quarters to deliver by the XPLORE specified delivery date at least ninety-five percent (95%) of Product ordered, for any reason other than a Force Majeure Event, then in addition to all other rights and remedies that XPLORE may have at law or in equity, WISTRON shall (i) immediately allow XPLORE to audit WISTRON’s order fulfillment process and discuss the reasons for such failure, (ii) evaluate and consider any recommendations proposed by XPLORE to alleviate such problems, and (iii) at XPLORE’s request, use reasonable best efforts to facilitate communication between XPLORE and any WISTRON supplier(s) that is/are causing such failure. If the aforementioned provisions do not remedy the situation, XPLORE has the right to invoke the Non-performance provisions as stated in Section 12.4 of this Agreement. XPLORE will notify WISTRON of the Non-performance in writing.

4.8.1                     Dock to Customer Shipments

XPLORE requires WISTRON to implement a dock-to-customer shipping model as defined in the SOW.

4.8.2                     Palletized Volume Shipments:

XPLORE requires WISTRON to implement palletized volume shipments for delivery to a consolidation center or to specific customers who have purchased a large quantity of XPLORE Products as defined in the SOW.

4.8.3                     Shipment of Field Replacement Units

WISTRON agrees to provide XPLORE with pricing for Product subassemblies as set forth in Exhibit G. XPLORE requires WISTRON to accept purchase orders to ship components, boards, and/or sub-assemblies to a XPLORE designated consolidation center. XPLORE shall have a small inventory of spare parts and components for internal XPLORE field and demo repairs.

4.9                               Cancellation

XPLORE may, in its sole discretion, cancel all or any part of any Purchase Order by providing written notice without incurring any cancellation charges according to the chart set forth below in Section 4.10 of this Agreement. If XPLORE does not have the right to cancel a purchase order without incurring any cancellation charge, XPLORE may still cancel such order but shall pay WISTRON a cancellation charge equal to WISTRON’s all incurred costs for raw materials, work in process, handling and reworking costs incurred by WISTRON on the Products under the cancelled Purchase Order, provided that there will be no cancellation charge for any materials that within ninety (90) days of the cancellation are subsequently used to fulfill a XPLORE purchase order or that are capable of being used in other products sold by WISTRON. In no event shall such costs exceed the Purchase Price for such cancelled Products. In the event that XPLORE cancels all or any part of a Purchase Order for which it is obligated to pay a cancellation charge, WISTRON shall use reasonable best efforts to mitigate the costs associated with such cancellation. If XPLORE pays a cancellation charge it shall own all materials subject to such charge, and the price for any future Product that includes such materials shall be reduced by the amount of the cancellation charge but shall add any incurred reworking costs.

4.10                        Rescheduling

XPLORE shall have the right, by providing written notice to WISTRON prior to the scheduled shipment date, to reschedule or change the shipment date only once per Purchase Order without penalty, per the chart set forth below in this Section 4.10:

Lead Time	Allowable Quantity Increase	Percent Cancelable	Percent Reschedule	Maximum Reschedule Date
0-45 days	25% over unit volume	0%	25%	30 days
46-60 days	60% over unit volume	25%	40%	60 days
61-90 days	80% over unit volume	50%	50%	90 days
over 90 days	100% over unit volume	100%	100%	indefinite

WISTRON will use its reasonable best efforts, including long lead time material management, to produce any increased quantities in Product requested by XPLORE as set forth above.

4.11                        Audit, Inspection and Acceptance

XPLORE has the right to approve any change, production startup, sub-contractor, tooling acceptance process or procedural acceptance relating to the Products. For the case where it is not practical for Xplore to have access to a WISTRON sub–contractor, then WISTRON will act on XPLORE’s behalf and report written results required by XPLORE.

4.11.1              Audit & Inspection (Exhibit F, Sec. 7)

XPLORE may, in its sole discretion, perform, or cause its agents or representatives to perform, audits and inspections of WISTRON’s, or its vendors, design, test, and manufacturing processes during normal business hours and by giving two (2) business days advance notice for any reason reasonably related to this Agreement, including, without limitation, to confirm compliance with the quality procedures and requirements set forth in Exhibit F. WISTRON shall provide assistance to XPLORE in conducting such inspections as may be reasonably requested by XPLORE.

4.11.2              First Article Acceptance Testing (Exhibit F, Sec. 9)

XPLORE may conduct first article acceptance testing on any Product (i) that XPLORE has not previously accepted via first article testing, (ii) in which WISTRON has introduced a modification or enhancement not previously tested by XPLORE under a first article inspection, or (iii) in the event any Product is manufactured at a site other than WISTRON’s location. WISTRON shall provide assistance to XPLORE in conducting such first article acceptance testing as may reasonably be requested by XPLORE. Within fifteen (15) calendar days of XPLORE’s receipt of a first article Product, XPLORE will provide WISTRON with a written notice of acceptance of such Product or a written statement detailing the Specifications, which such Product has failed to meet. If such Product fails to conform to the Specifications or applicable first article testing and acceptance criteria, XPLORE shall notify WISTRON in writing of such failure, detailing the nature of the failure, and the Parties will immediately discuss means to resolve such failure; WISTRON shall then deliver to XPLORE, pursuant to an agreed-upon schedule, a Product that meets the applicable Specifications or applicable first article testing and acceptance criteria. Upon re-delivery, XPLORE shall have an additional five (5) business day period to first article acceptance test the Product and provide either written acceptance of the Product or a written statement detailing the Specifications or applicable first article testing and acceptance criteria such Product failed to meet. If after two (2) such cycles, XPLORE again reasonably rejects such Product, XPLORE may elect to continue the process of modification and first article acceptance testing or determine an alternate action plan without incurring any further liability hereunder, provided that XPLORE shall remain liable to pay (or be entitled to a refund if the Advance Payment has not been consumed) with regard to any Purchase Orders that were filled with conforming Products. Notwithstanding the above provisions, if WISTRON does not achieve Acceptance of First Articles as specified above, then a material breach would have occurred due to WISTRON’s Non-Performance and the provisions of Section 12.4 apply.

4.11.3              Product Acceptance

WISTRON shall develop, qualify, test and release to production the Products set forth on Section 1.23 of this Agreement according to the timetable set forth in the SOW. The Parties acknowledge and agree that XPLORE shall have no obligation to pay for any Product until such Product has been accepted by XPLORE in accordance with this Section. Product Acceptance shall mean that the Product shall meet all design requirements per the PRD and all regulatory and certification testing on the Product has been completed and test reports have been filed by WISTRON. The Data Package shall transfer to XPLORE in full as per Exhibit H.

4.12                        Failure Analysis. (Exhibit F, Sec. 6)

WISTRON shall, at WISTRON’s sole expense, conduct a failure analysis on all defective Products to determine the cause of failure in accordance with Exhibit E.

4.13                        Dead on Arrival

In the event that any Product is found to be Dead-on-Arrival (DOA), WISTRON shall ship, at WISTRON’s sole expense, a replacement Product to XPLORE in Austin, Texas within forty eight (48) hours of receipt of notice by XPLORE in accordance with Exhibit G, and XPLORE shall return the original product to WISTRON at WISTRON’s expense. All Product not rejected by XPLORE within thirty (30) days of invoice shall be deemed accepted. XPLORE’s acceptance of any Product is without prejudice to or waiver of any of its rights and remedies under the Agreement. If the Product(s) turned over by XPLORE to WISTRON as DOA but no defect is found in the Product by WISTRON, then under the conditions set forth in

Exhibit G hereto, XPLORE shall reimburse WISTRON for such shipment costs and pay the No Fault Found (NFF) fee for testing and handling at the fixed price specified in Exhibit G.

4.14                        Field Performance

Products received from WISTRON shall not exceed a 1% failure rate for the complete WISTRON assembled unit within thirty (30) days of delivery to End-User. WISTRON shall establish a mutually agreed to Quality Improvement Plan so as to meet the intent of Exhibit F within 30 days.

4.15                        Quality Control

4.15.1              Sampling Procedures

The Product and all associated assemblies and subassemblies shall be subject to sampling in accordance with Sampling Procedures and Tables for Inspection by Attributes (ANSI/ASQC Z1.4-1993). XPLORE reserves the right to define the acceptable quality level (AQL) used for sampling at any time. It is an objective to achieve an AQL of 2.

4.15.2              Lot Rejection

XPLORE reserves the right of lot rejection in the event of failure to meet the AQL specified by XPLORE. In the event of lot rejection, WISTRON shall be responsible for all shipping and repair/replacement costs. Lot inspections shall be performed at the discretion of XPLORE without prior notification.

4.16                        Safety Stock

WISTRON shall provide XPLORE with inventory of finished Products in the amount equal to two percent (2%) of the preceding quarter’s average monthly film orders, at the WISTRON’s premises and at WISTRON’s expense (the “Safety Stock”). XPLORE shall use this inventory as necessary to replace Products that arrive at a customer Dead on Arrival or that are not accepted.

4.17                        Product Discontinuance

WISTRON may provide XPLORE with at least nine (9) months prior written notice of any intention to discontinue production of any Product if minimum volume requirements are not achieved for two (2) consecutive quarters, then within 30 calendar days, WISTRON will notify XPLORE in writing. During such nine month period, WISTRON will work with XPLORE to transition manufacturing to an alternate manufacturer including the full Data Package as specified in Exhibit H and any Equipment owned by XPLORE. The transition period will be completed and formal Product Discontinuance is achieved when the alternate manufacturer is able to produce and ship the Product. During such nine (9) month period, in addition to Purchase Orders issued pursuant to Section 4.5, XPLORE shall, in its sole discretion, have the right to make a one-time purchase, and WISTRON shall produce such quantities, of the End-of-Life Product. XPLORE shall have the right to schedule shipment of such one-time buy over a period of eighteen (18) months from the effective date of discontinuance of the End-of-

Life Product based upon mutually acceptable terms and conditions to be negotiated based upon the volume of one-time buy and like Products purchased by XPLORE. If the parties cannot agree on mutually acceptable terms and conditions, then XPLORE may make the End-of-Life one-time buy at the price set forth in this Agreement and shall take delivery of such Products within six (6) months of the effective date of the discontinuance of the End-of-Life Product. WISTRON shall provide the support services described in Exhibit G for the End-of-Life Product for a period of three (3) years after the later of the effective date of discontinuance of the Product or shipment of the last discontinued Product.

4.18                        Future Development and Most Favored Nations

WISTRON agrees that throughout the term of this Agreement, each of the prices offered to XPLORE for the purchase or other disposition of any Product and all other material terms and conditions shall be at least as favorable as each of the price and other material terms and conditions offered to any other entity for the purchase of similar quantities of Products for comparable time periods. XPLORE may request a written certificate attesting to the fact that WISTRON is in compliance with this Section 4.18 for the previous calendar year based upon a WISTRON internal review. Within 10 business days, WISTRON will comply with XPLORE’s written request.

4.19                        Compliance With Law

The Products as supplied by WISTRON shall comply with all applicable laws, rules and regulations. If the Product or a Service covered by this Service and Support Addendum relates to a prime contract with the United States Government, and/or is within the jurisdiction of a Department or Agency of the United States, WISTRON agrees to work with XPLORE in good faith to review the applicable provision of Federal Acquisitions Regulations and to provide agreement or feedback to such terms in a timely fashion. WISTRON agrees to indemnify and hold XPLORE harmless from any loss, damage, liability, claim fine, penalty, or expense which results from WISTRON’s failure to comply with any procurement law, rule, or regulation.

5.                                      LIMITED WARRANTY

5.1                               Products

WISTRON warrants that (i) WISTRON has all Intellectual Property Rights necessary to perform services set forth herein, sell the Products to XPLORE, and to license the Software, to XPLORE in accordance with the terms of this Agreement; (ii) each Product (including all Software contained in or accompanying such Product) will be free from Material Defects for a period of eighteen (18) months from the date of shipment of the Product to XPLORE; (iii) the Products shipped under this Agreement will be free from any Liens, encumbrances or defects in title; (iv) all Products (and all components and subassemblies thereof) sold under this Agreement are new and (v) the Product when delivered to XPLORE will comply with all Specifications for such Product.

5.2                               Defective Product Procedures

For defective Products, WISTRON will perform warranty service at WISTRON’s designated facilities, provided XPLORE return the Product in accordance with the terms of this Agreement. Subject to the statements above, WISTRON’s sole responsibility under this warranty provisions shall be, at WISTRON’s option, to either repair or replace the Product upon XPLORE’s return of the defective Product, unless the Product cannot be repaired or replaced with a working Product meeting Specifications within a reasonable time, in which case WISTRON shall promptly refund to XPLORE the purchase price of the Product. XPLORE shall, at WISTRON’s sole expense, return defective Products to WISTRON m accordance with the terms and conditions of this Agreement, and WISTRON shall, at WISTRON’s sole expense, repair or replace the defective Product and ship the repaired or replaced Product to XPLORE in accordance with and at the time frames specified in Exhibit G. WISTRON shall also assume responsibility for repairing or replacing Products or components in inventory under Section 7.13. At all times while in transit shipping to and from WISTRON, or in WISTRON’s facility, the risk of loss shall remain with WISTRON, and all defective products or defective components thereof returned under this warranty and subsequently replaced shall become WISTRON’s property. All shipping costs for such defective Products will be borne by WISTRON. If the defective Product(s) are not covered by the terms of the warranty or the Products(s) are outside of the warranty term, XPLORE will reimburse WISTRON for such shipment costs. In addition, if no defect is found in the Product by WISTRON, then tinder the conditions set forth in Exhibit G hereto, XPLORE shall reimburse WISTRON for such shipment costs and pay the No Fault Found (NFF) fee for testing and handling at the fixed price specified in Exhibit G. If XPLORE requests to assume warranty and repair services, the parties will agree on a commercially reasonable schedule and terms to transfer these responsibilities to XPLORE, under the procedures set forth in Section 7.1.

5.3                               Warranty Provisions

The procedures set forth in Section 5.2 do not cover damage resulting from the following:

(i)                                     abuse, accident or misuse;

(ii)                                  modifications and/or alterations of the Product not approved by XPLORE and WISTRON through certified service center repair training or not performed by XPLORE or WISTRON;

(iii)                               the use of parts not produced or approved by XPLORE and WISTRON;

(iv)                              as a result of service work undertaken by anyone other than XPLORE or WISTRON as an authorized service center for International repairs as outlined above;

(v)                                 as a result of improper installation, improper testing or operation and use or handling of the Product,

(vi)                              normal wear and tear, and

(vii)                           loss of data.

5.4                               Disclaimer

EXCEPT FOR THE EXPRESS WARRANTIES STATED HEREIN, EACH PARTY DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING ON PRODUCTS FURNISHED HEREUNDER, INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.                                      UNIT COST PRICING

XPLORE agrees to pay WISTRON’s Prices (Prices) for Products as outlined in Exhibit E. Unless otherwise agreed by the parties in writing, all Prices quoted by WISTRON shall remain in effect for a period of three (3) months ah writing from the date of quotation, with update Pricing provided to XPLORE on a quarterly basis. The Parties agree to mutually review and approve all Product Prices prior to the beginning of each calendar quarter. Such Prices shall he exclusive of all applicable taxes. Provided that in the event that there is a change in market conditions or pricing from suppliers in connection with any raw materials to be purchased by WISTRON then either Party shall give written particulars of same to the other Party following which either party may give notice to the other requesting amendment to any quoted price, provided that such notice must be given at a minimum of thirty (30) days prior to any effective price change. The Parties shall then use their best efforts to attempt to negotiate, in good faith, an amendment to any such initially quoted price(s) so as to fairly reflect the change in market conditions and an appropriate adjustment shall be made to the price for each unit of product incorporating any devices subject to the price change from initial quoted prices.

7.                                      ADDITIONAL OBLIGATIONS OF WISTRON

7.1                               Support Services

WISTRON shall provide, during the Term and for a period of three (3) years following the later of the date of shipment of the last Product to XPLORE or termination of this Agreement, the support services for the Products as set forth in Exhibit G. After the three (3) year term, the support services for the Products can be renewed for 1 additional year up to 2 years. XPLORE reserves the right to define and implement an alternate service strategy using WISTRON’s support services during the Term. XPLORE will notify WISTRON in writing at least 45 days in advance of establishing a revised support arrangement and the Parties will mutually agree to an implementation plan and schedule. This specific action would require an amendment to Exhibit G.

Should XPLORE desire to change established warranty and service provisions the following practices and notifications shall apply:

(a)                                  XPLORE shall notify WISTRON with written advance notice, at least 45 days, prior to planned modification or change of Support Services.

(b)                                 XPLORE may elect in this change process to purchase warranty coverage for unique assemblies for the PRODUCT and potentially leave other assemblies without warranty coverage.

(c)                                  For the Parties to determine who has warranty responsibility for the Product, post Support Service change; this will be determined by the Wistron serial number database referencing against the serial numbers shipped under the specific Support Services at that time. Both Parties will need to have assess to this serial number database. This data will be used to determine financial “warranty” responsibility for Products covered under the warranty provisions.

(d)                                 Prior to implementation of changes to the Support Services; both Parties agree to meet to reconcile disposition of “spare” materials intended for warranty support by either 1) purchasing said materials, 2) upgrading said materials, 3) transferring said materials, 4) redistributing said materials to other areas of acceptable use or directing said materials to other products, or 5) paying for unususable spare materials.

7.2                               Class Failure

In the event of a Class Failure, WISTRON will provide to XPLORE the following additional remedies:

(a)                                  WISTRON will strive to provide to XPLORE, no later than five (5) business days following the declaration of a Class Failure, a root cause analysis and corrective action plan (Exhibit F, Sec. 6.4, 6.5). XPLORE will make available such information and assistance reasonably required to allow WISTRON to conduct its root cause analysis and to provide its corrective action plan.

(b)                                 If, after review of the root cause analysis and corrective action plan, XPLORE determines, in its reasonable opinion, that the Class Failure necessitates a field stocking recall or customer-based recall or retrofit, XPLORE may then elect to have the Products:

1)                                      returned to WISTRON for repair or replacement; or

2)                                      repaired or replaced by XPLORE in the field, including products in XPLORE and WISTRON’s inventory, in XPLORE’s distributors’ inventory and in XPLORE’s installed base; if XPLORE chooses to perform a field repair, WISTRON will provide the appropriate Safety Stock of Products, parts or upgrades free of charge to XPLORE; such Products, parts or upgrades will be shipped with the highest shipping priority utilized by WISTRON.

(c)                                  WISTRON will, within ninety (90) days after completion of the foregoing actions, reimburse XPLORE for its reasonable and direct costs in performing such services, including, without limitation, all shipping charges. WISTRON will reimburse for any labor charges provided that XPLORE notifies WISTRON in writing of the estimated labor charges 15 days in advance of the labor beginning and both Parties mutually agree to the total labor charges incurred.

7.3                               Inquiries

Each Party shall respond to all inquiries from the other Party concerning matters pertaining to this Agreement within the time periods set forth in this Agreement or, in the event no time period is specified, within a commercially reasonable time period.

7.4                               Return Material Authorization

WISTRON requires a return materials authorization (“RMA”) number in order for XPLORE to return any Product to WISTRON. WISTRON shall immediately assign an RMA number to XPLORE upon XPLORE’s request. XPLORE shall be the only Party authorized to request an RMA number from WISTRON for Products purchased under this Agreement. WISTRON shall pay the shipping expenses for the shipment of repaired or replaced Products to XPLORE and XPLORE shall pay the shipping expenses for returning defective Products to WISTRON, except for Products that are Dead-on-Arrival (DOA). DOA shipment expenses are handled in accordance with Section 4.13. If a Product is returned by XPLORE to WISTRON and no fault is found, the Product(s) defect is not covered under the terms of the warranty, or the warranty term has expired, then XPLORE shall reimburse WISTRON for the shipping and insurance costs of returning said Product.

7.5                               Engineering Change Notification

In the event that WISTRON makes any modifications or enhancements to the Products or Documentation during the Term, WISTRON shall immediately notify XPLORE of such modifications or enhancements in accordance with the change control procedures set forth in Section 2.1 of Appendix E of Exhibit G attached hereto. Notwithstanding any other provision contained herein, in the event that such modification or enhancement alters the form, fit or function of the Products, XPLORE shall have thirty (30) days from receipt of such notification to approve or reject such modification or enhancement. In the event that XPLORE, in its sole discretion, rejects such modification or enhancement, WISTRON shall not implement such modification or enhancement and shall continue to supply the unaltered Products to XPLORE during the Term in accordance with the terms and conditions of this Agreement.

7.5.1                     Modification and Approval

In order to ensure appropriate records are maintained by XPLORE for regulatory, service, and document control procedure reasons, WISTRON shall provide XPLORE with all proposed Engineering Change Orders (each, and “ECO”) to Products and Subassemblies purchased hereunder at least thirty days prior to their proposed implementation for review, and to the extent that such ECO pertains to a modified standard product or custom product for approval by XPLORE. Following review or approval by XPLORE, as the case may be, WISTRON shall, within fifteen (15) business days after issue of the ECO by WISTRON, provide XPLORE with a final copy of each ECO or like documentation issued by WISTRON with respect to operation or maintenance of the applicable Product. This cost shall be borne by WISTRON if, due to the sole fault of WISTRON, the ECO is initiated at WISTRON’s initiative.

7.6                               Safety Standard Changes

In the event that Safety Standard Changes are required to be made to the Products, WISTRON shall implement such Safety Standard Changes as soon as possible, but in no event later than the date required by the regulating agency. WISTRON shall immediately provide XPLORE with written notice of the requirement for such Safety Standard Changes when WISTRON becomes aware of such requirement. Notwithstanding any other provision contained herein, WISTRON shall be responsible for any and all costs and expenses, including, without limitation, materials, labor and XPLORE’S reasonable and direct costs, associated with implementing the Safety Standard Changes for Products in XPLORE’s inventory, in XPLORE’s Resellers’ and Distributors’ inventory and in XPLORE’s End-User install base.

7.7                               Quality Program

WISTRON agrees to apply and be bound by the quality procedures for all Products shipped pursuant to this Agreement as set forth in Exhibit F attached hereto.

7.8                               Functional Specifications

WISTRON shall, at WISTRON’S sole expense, provide to XPLORE during the Term those WISTRON Product functional specifications, test plans and test procedures reasonably required by XPLORE to (i) perform interoperability, compatibility, functional and audit testing on the Products, (ii) perform system design work incorporating the Products, per the Specification of each Product.

7.9                               Product Cost Reduction

It is understood between the Parties that the formulation of volume incentive discounts is an equitable combination of actual cost reduction plus economic benefits of volume production quantities for the establishment of an updated volume incentive schedule. The Price determination will be based in part on the cost reduction activities at WISTRON who recognizes that it is XPLORE’s policy to work with its suppliers on a cost reduction program, revised on a quarterly basis, which targets a 10% annual cost reduction. WISTRON recognizes such policy of XPLORE and will make its reasonable best efforts to implement such policy and achieve such cost reduction. It is the Parties’ expectations, that prior to each quarter or at any other time as agreed to by the parties, the parties will work a revised pricing for the Product, including revised pricing for direct materials, that will result from a cost reduction plan applicable to the Products to be prepared by WISTRON within the bounds agreed upon in Exhibit E. Cost reduction plan shall contemplate alternative suppliers and/or components, design, process changes and cost saving procedures. Such new Product unit price will apply to subsequent orders or shipments yet to be delivered as of date to be agreed for implementation by the Parties.

7.10                        Certifications and Regulatory Approvals

WISTRON will ensure that the Product will have passed regulatory certifications as defined in the SOW by the Product Release Date in the mutually agreed upon schedule, in the countries listed in Exhibit I. WISTRON will be responsible to complete all Product safety, EMC and other testing as required for the release of the Product by Product Release as part of the NRE. For any additional countries requested by XPLORE, the patties will negotiate the payment responsibility. WISTRON shall record the XPLORE names for the Products in any filings for regulatory certifications of the Products (i.e., dual listings) and immediately provide XPLORE with copies of all such certifications and test results upon issuance. WISTRON shall provide XPLORE with a copy of WISTRON’s homologation schedule on or before the Effective Date and immediately notify XPLORE in writing of any change or update to said homologation schedule during the Term.

7.11                        Non-Compete

For a period of 12 months from start of production and during each quarter thereafter the target volumes are being met, WISTRON agrees not to directly or indirectly design, engineer, produce, manufacture or sell any rugged mobile tablet that is competitive other than those ordered by XPLORE from the start of volume production except as expressly agreed to by XPLORE in writing. Beginning with the second full quarter volume production, should the average monthly volume per quarter fall below 2000 units, then this term may be removed, but all conditions specified in Section 14 remain in full force.

7.12                        Transfer of Ownership

For any third party relationships for parts, subcontracted services, or licenses that need to be transferred, WISTRON will notify XPLORE by Email or FAX of this proposed change and the reasons for the change. XPLORE has five (5) business days to respond with its approval, rejection, or need for more information.

7.13                        Inventory Responsibility

The Inventory held by WISTRON on behalf of XPLORE to meet the finished Product volumes contained in the Purchase Orders and the six (6) month rolling forecast, that are defined as customer specific or Non-Cancelable or Non-Returnable (NCNR), shall be XPLORE’s responsibility in the event of any variation or termination of the Agreement subject directly to Section 12.0 of this Agreement. XPLORE also acknowledges and agrees that at the end of the life of a product or upon cancellation of this Agreement that some quantity of Inventory would be deemed excess and obsolete clue to Minimum Purchase Quantities (MPQ) set by various component suppliers as well as requirements necessary for WISTRON’s automated manufacturing processes and that XPLORE would have certain liability for this inventory as outlined in this Section. A list detailing the NCNR, obsolete, excess and/or customer specific material/Inventory will be provided to XPLORE in written format on a monthly basis and is included as part of this Agreement. Modifications to the NCNR report must be mutually agreed to on a monthly basis by authorized personnel of each Party. WISTRON will at all times try to minimize the level of Inventory to support the manufacture of XPLORE Products. When extraordinary purchases must be made (i.e. long lead-time, allocation, supplier-imposed etc.) WISTRON will seek written authorization from XPLORE prior to doing so as defined in Section 4.7 (Lead-time). XPLORE will not be responsible for charges that are not pre-approved by an authorized XPLORE manager, nor will XPLORE be responsible for any charges listed in this Section that do not comply with the schedule of delivery article outlined in the SOW.

7.14                        Notification

WISTRON agrees to notify XPLORE and request written authorization prior to issuing purchase orders for NCNR items that have lead times in excess of thirty (30) days.

7.15                        Equipment

WISTRON acknowledges and agrees that the Equipment will at all times remain the property of XPLORE. WISTRON will ensure that the Equipment is kept free and clear of any liens or other encumbrances. WISTRON will keep the Equipment adequately insured, and will be responsible for any loss or damage to it while on the WISTRON premises. WISTRON will use the

Equipment only for purposes required to perform this Agreement, and will not use it on behalf of any third party without XPLORE’s prior written consent.

8.                                      APPOINTMENT AND AUTHORITY

8.1                               Independent Contractors

The relationship of XPLORE and WISTRON established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either Party the power to direct and control the day-to-day activities of the other, (ii) constitute the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow either Party to create or assume any obligation on behalf of the other Party for any purpose unless expressly provided herein.

8.2                               Representations and Warranties

WISTRON hereby represents and warrants to XPLORE as follows:

WISTRON is not subject to any agreement, contract, commitment, statute, judgment or decree which would prohibit or be violated by WISTRON’s execution or delivery of this Agreement or by WISTRON’s performance of its obligations hereunder.

WISTRON has the right, power and authority to grant the rights and licenses granted by WISTRON hereunder and to perform WISTRON’s obligations hereunder.

WISTRON shall provide its services and meet its obligations hereunder in a timely and workmanlike manner, and will exercise a standard of care equal to, or superior to, care used by similar service providers on similar projects.

Neither WISTRON nor any of its employees, representatives or agents shall cause or permit any of WISTRON’s work product hereunder to include or incorporate any material in which any third party shall have any registered or unregistered copyrights, patent rights, trade secrets, trademarks or other proprietary rights or interests, and XPLORE’s use of such work product as contemplated hereby will not infringe upon any copyright, patent, trade secret, trademark or other proprietary right, moral right or contract right of any third party.

Neither WISTRON nor any of its employees, representatives or agents shall cause or permit any of WISTRON’s work product hereunder to include or incorporate any time or date bombs, viruses, or other intentionally disabling code of any type whatsoever. Each Product incorporating WISTRON technology will conform to all of the specifications and requirements set forth herein, including without limitation those reflected in the SOW or hereafter established in accordance with the procedures described herein.

9.                                      INDEMNIFICATION, REMEDIES, PRODUCT LIABILITY INDEMNIFICATION

9.1                               Indemnification

XPLORE and WISTRON agree to indemnify one another as follows:

9.2                               Indemnification

By WISTRON. (a) WISTRON shall defend, indemnify and hold XPLORE harmless against any claim, suit, action or proceeding threatened, brought or asserted against XPLORE or any of XPLORE’s subsidiaries, affiliates, parents, directors, officers and employees (hereinafter “Indemnitees”) to the extent that any claim, suit, action or proceeding threatened, brought or asserted against any Indemnitee is based on a claim that any of the Products infringes any patents, copyrights, trademarks, trade secrets or other third party intellectual property, contract or moral rights (a “Claim”), and WISTRON shall indemnify the Indemnitees from any royalties, judgments, costs and expenses (including attorney fees), damages, losses, liabilities, and fees suffered by such Indemnitee which are attributable to such Claim. XPLORE agrees to notify WISTRON promptly in writing of any Claim, to permit WISTRON exclusively to defend, compromise or settle the Claim and to provide all available information and reasonable assistance regarding such Claim, all at WISTRON’s sole expense. In no event shall XPLORE consent to any judgment or decree or settle the Claim without the prior written consent of WISTRON, in WISTRON’s sole discretion. All settlements by WISTRON shall obtain a complete release for XPLORE, at no expense to XPLORE. (b) Exclusions. Such indemnification shall not apply to infringement to the extent that (a) the infringement is required to comply with the specifications for the WISTRON Product supplied by XPLORE, (b) the alleged infringement is based solely on use by XPLORE, without WISTRON’s permission, of the WISTRON Product as sold by XPLORE in combination with another item not sold by WISTRON, where the alleged infringement arises solely from the combination or from the practice of a method made possible by the combination, (c) the alleged infringement is based on the Claim that the WISTRON Product has been used for a purpose other than that for which is was intended, (d) the infringement arises from XPLORE’s continued use of an WISTRON Product after WISTRON has: i) given notice to XPLORE that such Product or the use thereof are alleged to be infringing, and ii) provided XPLORE with the remedy set forth in Section 9.4 of this Agreement, or (e) the alleged infringement is based solely on a modification made by XPLORE to the Product without WISTRON’s permission.

9.3                               Indemnification

By XPLORE. XPLORE shall defend, indemnify and hold WISTRON harmless against any claim, suit, action or proceeding threatened, brought or asserted against WISTRON or any of WISTRON’s subsidiaries, affiliates, parents, directors, officers and employees (hereinafter “WISTRON Indemnitees”) to the extent that any claim, suit, action or proceeding threatened, brought or asserted against any WISTRON Indemnitee is based on a claim (a “Claim”) that (i) XPLORE made any misrepresentation in the sales, marketing or other promotion and distribution of the Product, unless such misrepresentation was based on information provided by WISTRON to XPLORE. XPLORE shall indemnify the WISTRON Indemnitees from any judgments, costs and expenses (including attorney fees), damages, losses, liabilities, and fees finally awarded against any such WISTRON Indemnitee which are attributable to such Claim. WISTRON agrees to notify XPLORE promptly in writing of any Claim, to permit XPLORE to defend, compromise or settle the Claim and to provide all available information and reasonable assistance regarding such claim, all at XPLORE’s sole expense. If the claim is based on information provided to XPLORE by WISTRON, then WISTRON shall provide the foregoing indemnity to XPLORE. All settlements by XPLORE will obtain a complete release for WISTRON, at no expense to WISTRON.

9.4                               Remedies

Each of the parties hereto agrees that damages alone could not adequately compensate the other party hereto in the event of such party’s breach of any of its obligations set forth herein. Accordingly, each of the parties hereto agrees that in the event of any such breach by such party, the other party hereto shall be entitled to obtain injunctive relief against such breaching party, without bond but upon due notice, in addition to such other relief as may appertain at law or in equity. Obtainment of any such injunction shall not be deemed to be an election of remedies or a waiver of any right to assert any other remedy which may be available at law or in equity.

10.                               LIMITATION OF LIABILITY

EXCEPT FOR THE INDEMNITY OBLIGATIONS SET FORTH IN SECTION 9 AND THE OBLIGATIONS IN RESPECT OF CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY SET FORTH IN SECTIONS 14.1.2, 14.1.3, 14.1.4, or14.1.5, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS OR REVENUE, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

11.                               EXPORT CONTROL

WISTRON and XPLORE will not use, distribute, transfer or transmit any Products, software or technical information (even if incorporated into other products) provided under this Agreement except in compliance with U.S. and Canadian export laws and regulations (the “Export Laws”). WISTRON and XPLORE will not, directly or indirectly, export or re-export the following items to any country which is in the then current list of prohibited countries specified in the applicable Export Laws: (a) software or technical data disclosed or provided to XPLORE by WISTRON or XPLORE’s subsidiaries or affiliates; or (b) the direct product of such software or technical data. WISTRON and XPLORE mutually agree to promptly inform the other Party in writing of any written authorization issued by the U.S. Department of Commerce or Canadian office of export licensing to export or re-export any such items referenced in (a) or (b). The obligations stated above in this clause will survive the expiration or earlier termination of this Agreement.

12.                               TERM AND TERMINATION OF AGREEMENT

12.1                        Term

This Agreement shall continue in force for an initial term of five (5) years from the Effective Date (“Initial Term”) and shall automatically renew for additional one (1) year terms (“Renewal Terms”) unless either Party terminates this Agreement by providing at least one-hundred twenty (120) calendar days written notice prior to the expiration of any Renewal Term.

12.2                        Termination

In the event of any material breach of this Agreement, the non-breaching Party may terminate this Agreement by giving fifteen (15) calendar days prior written notice to the other Party; provided, however, that this Agreement shall not terminate if the other Party has cured the breach prior to the expiration of such fifteen (15) calendar day period, or if such breach cannot be cured within such fifteen (15) calendar day period, the other Party has taken reasonable steps within such fifteen (15) calendar day period to cure the breach and thereafter cured such breach as soon as practicable, but not to exceed 20 calendar days.

This Agreement may also be terminated by either Party upon one hundred and twenty (120) days written notice to the other but only after mass production of Product has begun. In the event of such termination, the “Data Package” shall be delivered by WISTRON to XPLORE in its current and most updated form as defined in Exhibit H. WISTRON will work with XPLORE to transition manufacturing to an alternate manufacturer under the provision of Section 4.17.

12.3                        Termination for Insolvency

This Agreement shall terminate, upon notice by either Party, (i) if the other Party files voluntary bankruptcy proceedings or the Canadian or Taiwanese equivalent thereof, (ii) if involuntary insolvency, receivership or bankruptcy proceedings, or the Canadian or Taiwanese equivalent thereof, are instituted against the other Party are not dismissed within sixty (60)

calendar days of such institution, (iii) upon the other Party’s making an assignment for the benefit of creditors, or the Canadian or Taiwanese equivalent thereof, or (iv) upon the other Party’s dissolution or ceasing to do business.

12.4                        Non Performance

As used in this Agreement, “Non Performance” shall mean: (a) the termination of this Agreement by XPLORE pursuant to Sections 12.3 or 12.4 hereof; (b) WISTRON is unable, for any reason other than a to fulfill its product delivery or support obligations for a period of sixty (60) consecutive days during the Term, or (c) WISTRON has failed to satisfy its obligations under Section 4 of the Service and Warranty agreement as specified in Exhibit G between the Parties. XPLORE Technologies shall not issue a notice of Non Performance unless the provisions as specified in Termination have been executed.

Should a material breach occur and the requirements of Termination and Non Performance apply then WISTRON shall within ten (10) business days (a) return all monies paid by XPLORE for Products or services not yet accepted by XPLORE, (b) provide a complete and current Data Package as specified in Exhibit H to XPLORE, (c) ship at WISTRON’s expense, (including all freight, taxes, duties, and insurance) all tools, all Products and all inventory of raw materials, work in progress or finished goods relating to Products which has been paid for by XPLORE.

XPLORE shall within ten (10)-business days pay WISTRON any and all monies incurred for Products or services completed or accepted by XPLORE. Material breach by WISTRON shall not effect any and all payment due by XPLORE to WISTRON.

13.                               EFFECT OF TERMINATION:

Upon termination of this Agreement:

(a)                                  WISTRON shall fulfill its obligations as contained in paragraphs 13 (b), (c), (d), (e) and XPLORE shall then immediately assume responsibility for the payment of all XPLORE material, work in process, finished Product and all other outstanding XPLORE inventory then being held by WISTRON, including the inventory being held pursuant to Section 7.13 hereof together with all other monies due and owing pursuant to this Agreement providing that such items meet the terms and conditions of Section 7.13;

(b)                                 The Parties shall facilitate the transfer of all of XPLORE property, Inventory, Products, Equipment, and Data Package as defined in Exhibit H then being held by WISTRON to XPLORE including all documentation relating thereto;

(c)                                  WISTRON shall immediately return all original design drawings, copies of drawings, specifications, written descriptions, and other recorded technical information furnished to WISTRON by XPLORE pursuant to this Agreement;

(d)                                 Each Party shall cease to use the documentation and information provided to it by the other Party pursuant to the provisions of this Agreement;

(e)                                  WISTRON agrees to fulfill all Purchase Orders received and accepted but not yet fulfilled upon written request by XPLORE; and

(f)                                    Return of Materials. Except as required under the SOW or for WISTRON to provide support services to End-Users, upon termination of this Agreement for any reason, each Party shall return to the other Party, or destroy and certify as to such destruction, all Confidential information, and Documentation of the other Party in their possession.

13.1                        Survival

Sections 1, 4.3, 4.8, 4.9, 4.10, 4.12, 4.13, 4.19, 5.0, 7.2, 7.4, 7.10, 7.11, 8.1, 10, 11, 13.1, 14, 15, Exhibit G shall survive the expiration or earlier termination of this Agreement for any reason.

14.                               INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION AND NON-DISCLOSURE

14.1                        Intellectual Property Rights and Licenses

14.1.1              Pre-Existing Material

If either party creates and/or owns Material prior to the date of this Agreement or independently of its performance under this Agreement (“Pre-existing Material”): (a) such party (“owning party”) shall solely own such Pre-existing Material (subject to any right of any third party), notwithstanding disclosure or delivery to the other party of such Pre-existing Material; (b) the owning party shall have the right to obtain and hold in its own name all Intellectual Property Rights that may be available in (or result from) such Pre-existing Material; and (c) the other party shall have no license, sub-license, right or immunity, either directly or indirectly, or by implication, estoppel or otherwise, under such Intellectual Property Rights, except as expressly provided elsewhere in this Agreement or in a separate written agreement.

14.1.2              License to WISTRON Pre-existing Material

WISTRON hereby grants to XPLORE a perpetual, irrevocable, non-exclusive, transferable, royalty-free license to use, modify and copy the WISTRON Pre-existing Materials as may be required in the design, manufacture, use, support or distribution of the Products. WISTRON does not have the right to Mark or brand the Product as their own without obtaining licenses or rights from XPLORE in writing.

14.1.3              New Developments

Except for WISTRON’s existing intellectual property including, without limitation, WISTRON’ design tools, methodologies, software, algorithms, or other means that may be used to design production means or the processes by which products are manufactured, assembled, or tested, WISTRON agrees that all designs, plans, reports, specifications, drawings, schematics, prototypes, models, inventions, copyrights, and all other information and items made or conceived by WISTRON or by its employees, contract personnel, or agents during the course of this Agreement alone or in conjunction with others and related to the Products and Services shall be and are assigned to XPLORE as its sole and exclusive property immediately upon the creation thereof. Upon XPLORE’s request WISTRON agrees to assist XPLORE, at XPLORE’s expense, to obtain patents for any such inventions, including the disclosure of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, and assignments, and all other instruments and papers which XPLORE shall deem necessary to apply for and to assign or convey to XPLORE, its successors and assigns or nominees, the sole and exclusive right, title and interest in such inventions, copyrights, applications and patents. WISTRON agrees to obtain or has obtained written assurances from its employees and contract personnel of their agreement to substantially the same terms as contained herein with regard to confidential information and such new developments.

14.1.4              Confidential Information

The subject matter of this Agreement, in its entirety, and all information relating to all Products will remain confidential during Term and for five (5) years thereafter, during which time each party will not disclose, without the permission of the other party, such information or any of the other party’s information which is conspicuously marked to indicate its confidential or proprietary nature or which the other party has otherwise instructed in writing to maintain as confidential. This paragraph shall not apply to any information which is publicly available or which is available from a third party without similar restrictions on disclosure. Upon written request of a party, the other shall return all such confidential information of the requesting party and shall destroy all copies thereof In the event the parties have executed an agreement related to confidential information prior to this agreement the terms and conditions of that agreement shall govern confidential information.

14.1.5              Non-Disclosure Agreement

Each party (the “Receiving Party”) acknowledges and agrees that any know-how, ideas, techniques, writings, information relating to marketing strategies, pricing policies or characteristics, customers, suppliers and customer and supplier information, customer and supplier lists, product or product specifications, intellectual property, designs, manufacturing, testing or assembly processes or costs, costs of materials, business or business prospects, plans, proposals, codes, marketing studies, research, reports, investigations and other proprietary information furnished to such Receiving Party or any affiliate thereof by the other party or any affiliate thereof prior to and during the negotiation and execution of this Agreement and during the Term (“Confidential Information”), regardless of the form or format of such Confidential Information and regardless of whether such Confidential Information is labeled or marked as “secret,” “confidential” or otherwise, is and will be the sole and exclusive property of the other party and/or its affiliate(s), as applicable.

The Receiving Party will (and will cause its employees, agents and affiliates, and the employees and agents of such affiliates to) maintain the confidentiality of the other party’s Confidential Information and not sell, license, publish, display, distribute, disclose or otherwise make available such Confidential Information to any third party, nor use such Confidential Information, except as expressly authorized by this Agreement. The Receiving

Party will take at least such steps to protect the confidentiality of such Confidential Information as the other party takes to protect its own proprietary information and data. The Receiving Party will not disclose any Confidential Information, including without limitation any flow charts, logic diagrams, user manuals and screens, or otherwise, to persons other than employees of the Receiving Party with a need to know such information without the prior written consent of the other party. Receiving Party shall obtain written approval from the other party before releasing any Confidential Information to any third party in the performance of work to be executed as part of this Agreement.

The foregoing Sections 14.1.5, 14.1.4 and this Section 14.1.5 will not prohibit or limit a Receiving Party’s use of information, including but not limited to ideas, concepts, know how, techniques and methodologies, which: (i) is or becomes pad of the public domain through no breach of these Sections 14.1.3, 14.1.4 or 14.1.5; (ii) is rightfully obtained by the Receiving Party from a third party without restriction; (iii) is required to be disclosed in response to a valid order by a court having proper jurisdiction over the parties; or (iv) the Receiving Party already possesses without an obligation of confidentiality.

15.                               GENERAL PROVISIONS

15.1                        Governing Law

This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflicts of laws provisions. The parties agree to attorn to the jurisdiction of the courts of Travis county and WISTRON agrees it will not bring a claim against XPLORE except in the courts of Travis county.

15.2                        Entire Agreement.

This Agreement and any Exhibits hereto sets forth the entire agreement and understanding of the Parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the Party to be charged. Notwithstanding any other provision contained herein, in the event that either Party assigns this Agreement to a legal successor in interest in accordance with the terms and conditions of this Section 15.2 and the other Party determines, in its sole discretion, that such assignee is a competitor of the other Party, then such other Party may, upon one hundred twenty (120) calendar days prior written notice, terminate this Agreement without incurring any further liability hereunder.

15.3                        Notices

Any and all notices and other communications necessary or desirable to be served in connection with this Agreement shall be in writing and shall be either sent by registered mail, return receipt requested, postage prepaid, addressed to the intended recipient at the address for such intended recipient set forth below, or sent to facsimile telecopier to the intended recipient at the facsimile telecopier for such intended recipient set forth below. The addresses and facsimile telecopiers for the parties hereto are as follows:

For communications to XPLORE:

XPLORE Technologies Corporation of America

11675 Jollyville Road, #150

Austin, Texas 78759

Attention: Mr. Michael Ross

Facsimile Telecopier: (512) 336-7791

with a copy to:

XPLORE Technologies Corp.

6535B Mississauga Road

Mississauga, Ontario L5N lA6 Canada

Attention: Mr. David Belbeck

Facsimile Telecopier: (905) 814-9124

For communications to WISTRON:

WISTRON

with a copy to:

Attention:

Facsimile telecopier:

or to such other addresses or facsimile telecopier numbers as either party hereto may designate for itself from time to time in a notice served upon the other party hereto in accordance herewith. Any notice sent by facsimile telecopier as provided above shall be deemed delivered on the next business day following confirmation of successful transmission of such notice by the transmitting facsimile telecopier system. Any notice sent by mail as provided above shall he deemed delivered on the third (3rd) business day next following the postmark date which it bears.

15.4                        Force Majeure

Except for the obligation to make payments, non-performance of either Party shall be excused to the extent the performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, component shortages or any other reason where failure to perform is beyond the reasonable control of and is not caused by the negligence of the nonperforming Party (each a “Force Majeure Event”) provided, however, that the Party so affected shall take all reasonable steps to avoid or remove such cause of non-performance and shall resume performance hereunder with dispatch whenever such causes are removed. Failure of WISTRON’s subcontractors to perform shall not be considered a Force Majeure Event, unless they have a Force Majeure Event as defined above. Notwithstanding the foregoing, if a Force

Majeure Event continues for more than 30 consecutive days, the other party may terminate this Agreement.

15.5                        Legal Expenses

The prevailing Party in any legal action brought by one Party against the other and arising out of this Agreement shall be entitled, in addition to ally other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable attorneys’ fees.

15.6                        Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

15.7                        Publicity

Upon execution of this Agreement, XPLORE and/or WISTRON may issue one (1) or more joint and/or individual press releases regarding this Agreement; provided, however, such press releases must be approved by both Parties in writing prior to release. Neither Party may make any subsequent press release or other public statement concerning this Agreement without obtaining the prior written consent of the other Party, except as may be required by law. In a situation where one Party is required by law to make a press release or other public statement concerning this Agreement, the disclosing Party shall provide the other Party with reasonable notice and an opportunity to comment prior to making such disclosure.

15.8                        Conflict

Notwithstanding any other provision contained herein, in the event of any conflict between the terms and conditions of this Agreement and any Exhibits and/or appendices attached hereto or referenced herein, the terms and conditions of this Agreement shall control and prevail.

15.9                        Severability

If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement will remain in full force and effect.

15.10                 Waiver

No delay or omission by either Party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any Party of any breach of any covenant or provision of this Agreement shall not be construed to be a waiver of any succeeding breach of any other covenant or provision. All waivers must be in writing and signed by the Party waiving its rights.

15.11                 Benefit

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither party hereto shall have any right to assign or delegate its rights or obligations hereunder except that a party hereto may assign or delegate its rights including any license granted herein or obligations hereunder (a) to the extent that the other party hereto shall have expressly consented to such assignment or delegation, which consent may be granted or withheld at such other party’s discretion, (b) to any entity which controls, is controlled by, or is under common control with such party, and (c) to any person or entity acquiring all or substantially all of such party’s assets as are associated with the business that is the subject matter of this Agreement, whether by purchase, merger, acquisition of shares, or other means.

IN WITNESS WHEREOF, the Parties hereto have signed this Turnkey Design and Manufacturing Agreement as of the Effective Date.

XPLORE Technologies Corporation		WISTRON Corporation

By:	/s/ Brian Groh	By:	/s/ Simon Lin

Printed Name:	Brian Groh	Printed Name:	Simon Lin

Title:	President and CEO	Title:	Chairman & CEO

Date:	July 22, 2003	Date:	July 22, 2003